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                         ADVANCED ACCESSORY SYSTEMS, LLC
           EXHIBIT 12.1 - STATEMENT REGARDING COMPUTATION OF RATIOS -
                           FIXED CHARGE COVERAGE RATIO
                      FOR THE YEARS ENDED DECEMBER 31, 1997
                 AND 1996, AND FOR THE PERIOD FROM SEPTEMBER 28,
                          1995 THOUGH DECEMBER 31, 1995

                                                   PERIOD FROM
                                                  SEPTEMBER 28,
                                                  TO DECEMBER 31,                 DECEMBER 31,
                                                      1995                  1996                 1997
                                                 ----------------    ----------------       ------------
   Pre-tax income (loss) from
     continuing operations ..............          $   870,000          $ 6,409,000          $   712,000

   Minority interest in the income of
     subsidiary with fixed charges ......                9,000               69,000               97,000
                                                   -----------          -----------          -----------

                                                       879,000            6,478,000              809,000
                                                   -----------          -----------          -----------

   Fixed Charges:
     Interest expense and amortization
      of debt discount and premium on all
      indebtedness ......................              975,000            4,312,000           12,627,000

   Rentals(1) ...........................               11,000              223,000              751,000
                                                   -----------          -----------          -----------

   Total fixed charges ..................              986,000            4,535,000           13,378,000
                                                   -----------          -----------          -----------

   Earnings before income taxes,
     minority interest and fixed charges           $ 1,865,000          $11,013,000          $14,187,000
                                                   ===========          ===========          ===========

   Ratio of earnings to fixed charges ...                1.89x                2.43x                1.06x
                                                   ===========          ===========          ===========
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(1)      Amount included in fixed charges for rentals is considered by management to be a reasonable approximation of the interest factor.